Exhibit 4.14

ARTICLES OF RESTATEMENT
OF
ARTICLES OF INCORPORATION
OF
CORE-MARK DISTRIBUTORS, INC.

1.                                      The name of the corporation is Core-Mark Distributors, Inc. (the “Corporation”).

2.                                      The Corporation’s Articles of Incorporation are amended and restated in their entirety.  The Amended and Restated Articles of Incorporation are attached hereto as Exhibit A.

3.                                      The cancellation of all authorized and issued shares of Class A Voting Common Stock and Class B Non-Voting Common Stock, and the authorization and issuance of a single class of Common Stock, have been authorized by a1resoluti~n of the Corporation’s board of directors and by written consent of the Corporation’s sole shareholder.

4.                                      The Amended and Restated Article of Incorporation are hereby adopted on this 21st day of December, 2016.

5.                                      The Amended and Restated Articles of Incorporation contain an amendment requiring shareholder approval, which amendment was duly approved by the sole shareholder of the Corporation on December 21, 2016 in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code (the “Code”).

6.                                      The Amended and Restated Articles of Incorporation contain an amendment entitling the holders of each class of shares of the Corporation to vote on the amendment as a separate voting group. which amendment was duly approved by the sole shareholder of the Corporation on December 21, 2016 in accordance with the provisions of Section 14-2-1 004 of the Code.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Restatement of Articles of Incorporation to be executed and attested by its duly authorized officers this 21st day of December, 2016.

CORE-MARK DISTRIBUTORS, INC.

By:	/s/ Thomas B. Perkins
Thomas B. Perkins
President

By:	/s/ Theodore Castro
Theodore Castro
Secretary

[ARTICLES OF RESTATEMENT OF ARTICLES OF INCORPORATION OF CORE-MARK DISTRIBUTORS, INC.]

Exhibit A

AMENDED AND RESTATED ARTICLES OFINCORPORATION
OF
CORE-MARK DISTRIBUTORS, INC.

ARTICLE I

The name of the Corporation is Core-Mark Distributors, Inc. (the “Corporation”).

ARTICLE II

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a business corporation may engage in ·under the Georgia Business Corporation Code (the ‘‘Code”).

ARTICLE III

The total number of shares the Corporation is authorized to issue is 1,000 shares of common stock (the “Common Stock”).  The par value of each share of Common Stock is $0.01.

No preferences, qualifications, limitations, restrictions, or special rights, other than those provided by law, shall exist in respect of any of the shares of Common Stock.

ARTICLE IV

The address and col1nty of the registered office is:

NRAI

4820 N. Church LN SE

Smyrna, GA 30080-7210

The name and address of the registered agent is:

NRAI

4820 N. Church LN SE

Smyrna, GA 30080-7210

ARTICLEV

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for (i) any appropriation, in violation of the director’s duties, of any business opportunity of the Corporation; (ii) acts or omissions that involve intentional misconduct or a knowing violation of law; (iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Code; and (iv) any transaction from which the director derived an improper personal benefit.

If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

Any repeal or modification of the foregoing provisions of this Article V shall be prospective only, and shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

ARTICLE VI

Any action required or permitted by the Code to be taken at a shareholders’ meeting may be taken by written consent without a meeting. The written consent shall be signed by the holder or holders of shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted.

The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Before any written consent will be valid, the consent shareholder will have either (a) been furnished with the same material that would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to shareholders for action (including notice of any applicable dissenters’ rights) or (b) included in the written consent an express waiver of the right to receive the material otherwise required to be furnished.

Action by written consent shall be effective to take the corporate action referred to therein only if all consents necessary to obtain the required approval are received by the Corporation within 60 days after the date that the earliest dated consent is delivered to the Corporation. A written consent can be revoked by a writing to that effect received by the Corporation prior to the receipt by the Corporation of unrevoked written consents sufficient in number to take corporate action.

If action is taken by less than all of the shareholders entitled to vote on the action, all voting shareholders on the record date who did not participate in taking the action shall be given written notice of the action, together with the required materials described above, not more than ten days after the taking of action without a meeting.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed and attested by its duly authorized officers this 21st day of December, 2016.

CORE-MARK DISTRIBUTORS, INC.

By:	/s/ Thomas B. Perkins
Thomas B. Perkins
President

Attest:	/s/ Theodore Castro
Theodore Castro
Secretary

[AMENDED AND RESTATED ARTICLES OF INCORPORATION OF CORE-MARK DISTRIBUTORS, INC.]